Washington, D.C. 20549


                                    FORM N-T

                           Notification of Late Filing


                        Commission File Number 000-49705


(Check One)

[ ]  Form 10-K and Form 10-KSB

[ ]  Form 11-K

[ ]  Form 20-F

[ ]  Form 10-Q

[X]  Form 10-QSB

[ ]  Form N-SAR

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                         For period ended: June 30, 2002

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          Transition Report on Form 10-K and Form 10-KSB

          Transition Report on Form 20-F

          Transition Report on Form 11-K

          Transition Report on Form 10-Q and Form 10-QSB

          Transition Report on Form N-SAR

                  For the transition period ended:


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     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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        PART I
        REGISTRANT INFORMATION

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        Full name of registrant:

        GBO Corporation

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        Former name if applicable:

        N/A

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        Address of principal executive office:

        4213 North Tabor Street

        City, State and Zip Code:

        Mesa, Arizona 85215

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PART II
RULE 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable
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PART III
NARRATIVE


State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     (a)  The accountant's statement is not completed.

     (b) Efforts to submit Form 10-QSB are underway for filing on or before August 19, 2002

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PART IV
OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

          Mr. William D. O'Neal, Esq. at (602) 468-8900 or wdo@meyerstaber.com

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [X]    Yes

                  [ ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject or portion thereof?

                  [ ]  Yes

                  [X]    No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  GBO Corporation

                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     August 13, 2002
By       /s/ William D. O'Neal
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             William D. O'Neal
         President and Chairman of the Board of Directors